Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This offering memorandum and the documents that we incorporate by reference herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Also, documents we subsequently file with the SEC and incorporate by reference may contain forward-looking statements.

Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “hopes”, and similar expressions constitute forward-looking statements. Such statements may include, but are not limited to, information related to: anticipated operating results; home deliveries and backlog conversion; financial resources and condition; cash needs and liquidity; timing of project openings and deliveries; leverage ratios and compliance with debt covenants; changes in revenues and average selling prices of deliveries; sales price ranges for active and future communities; global and domestic economic conditions; market and industry trends; changes in profitability and gross margins; selling, general and administrative expenses and leverage; interest expense; inventory write-downs; unrecognized tax benefits; land acquisition spending and timing; debt maturities; our ability to achieve tax benefits and utilize our tax attributes; sales pace; effects of home buyer cancellations; community count; joint ventures; our ability to acquire land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to sell homes and properties; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, insurance and claims. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, the Company, economic and market factors and the homebuilding industry.

There is no guarantee that any of the events anticipated by the forward-looking statements in this offering memorandum or the documents incorporated herein by reference will occur, or if any of the events occur, what effect such event may have on our operations and financial condition. Our past performance, and past or present economic conditions in our housing markets, are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws. Actual events and results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to:

•	the availability of skilled subcontractors, labor and homebuilding materials and increased construction cycle times;

•	the availability and timing of mortgage financing;

•	adverse weather conditions, including but not limited to the continued drought in California and the Southwest;

•	our financial leverage and level of indebtedness and any inability to comply with financial and other covenants under our debt instruments;

•	continued volatility and worsening in general economic conditions either internationally, nationally or in regions in which we operate;

•	conditions in our recently entered markets and recently acquired operations;

•	worsening in markets for residential housing;

•	the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage;

•	decline in real estate values resulting in impairment of our real estate assets;

•	volatility in the banking industry and credit markets;

•	uncertainties in the capital and securities markets;

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•	the timing of receipt of regulatory approvals and the opening of projects;

•	the availability and cost of land for future development;

•	terrorism or other hostilities involving the United States;

•	changes in governmental laws, regulations and decisions, and increased costs, fees and delays associated therewith;

•	building moratorium or “slow-growth” or “no-growth” initiatives that could be implemented in states in which we operate;

•	changes in mortgage and other interest rates;

•	conditions in the capital, credit and financial markets, including mortgage lending standards and the availability of mortgage financing;

•	changes in generally accepted accounting principles or interpretations of those principles;

•	changes in prices of homebuilding materials;

•	competition for home sales from other sellers of new and resale homes;

•	cancellations and our ability to convert our backlog into deliveries;

•	the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements;

•	whether we are able to pay off or refinance the outstanding balances of our debt obligations at their maturity and comply with other restrictive debt covenants;

•	limitations on our ability to utilize our tax attributes;

•	whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses;

•	the successful consummation of the Tender Offer and the Consent Solicitation (as defined in “Summary—Concurrent Tender Offer and Consent Solicitation”); and

•	other factors set forth under “Risk Factors” included herein, as well as those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in each case in our annual report on Form 10-K for the year ended December 31, 2015 and in subsequent filings with the SEC, incorporated by reference in this offering memorandum.

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SUMMARY

This summary contains basic information about our business and this offering and highlights selected information contained elsewhere in this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. For a more complete understanding of our business and this offering, you should read this entire offering memorandum, especially the description of the terms and conditions of the notes discussed under “Description of the Notes” and the risks discussed under “Risk Factors” included in, or otherwise incorporated by reference in, this offering memorandum.

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington and Oregon. Our core markets currently include Orange County, Los Angeles, the Inland Empire, the San Francisco Bay Area, Phoenix, Las Vegas, Denver, Portland and Seattle. We have a distinguished legacy of more than 60 years of homebuilding operations, over which time we have sold in excess of 99,000 homes. Our markets are characterized by attractive long-term housing fundamentals. We hold leading market share positions in most of our markets and have a significant land supply.

We have significant expertise in understanding the needs of our homebuyers and designing our product offerings to meet those needs. This allows us to maximize the return on our land investments by tailoring our home offerings to meet the buyer demands in each of our markets. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history in recognition of our achievements.

For the nine months ended September 30, 2016, we had revenues from homes sales of $929.0 million, a 36% increase from $681.8 million for the nine months ended September 30, 2015, which includes results from all reportable operating segments. We had net new home orders of 2,211 homes in the nine months ended September 30, 2016, a 7% increase from 2,059 in the nine months ended September 30, 2015. As of September 30, 2016, we had a total of 18,149 lots owned or controlled and were selling homes out of 76 active selling communities. As of September 30, 2016, we had a consolidated backlog of 1,071 homes sold but not closed, with an associated sales value of $591.0 million, representing a 4% increase in units, and a 10% increase in dollar value, as compared to the backlog at September 30, 2015.

We believe that the attractive fundamentals in our markets, our leading market share positions, our long-standing relationships with land developers, our significant land supply and our focus on providing the best possible customer experience position us to capitalize on meaningful growth as the U.S. housing market continues to improve.

Recent Developments

Repayment of Debt

During the three months ended December 31, 2016, we repaid with proceeds related to home closings approximately $105.3 million of principal outstanding on our consolidated debt and amortized approximately $0.3 million in deferred loan costs and premiums related to our outstanding senior notes. Of the $105.3 million of principal outstanding on our consolidated debt that was repaid, approximately $67.0 million was paid against our revolving credit facility (our “Revolving Credit Facility”) and $36.6 million was related to our construction notes payable and seller notes payable.

Preliminary Results for William Lyon Homes for the Quarter and Year Ended December 31, 2016

Our financial statements as of and for the year ended December 31, 2016 are not yet available, and our independent registered public accounting firm has not completed its audit of our financial statements for the year ended December 31, 2016. Set forth below are certain preliminary estimates of the results of operations that we expect to report for the quarter and year ended December 31, 2016. While we are currently unaware of any items that would require us to make adjustments to the preliminary estimates set forth below, it is possible that either we or our independent registered public accounting firm may identify such items as we complete our audited financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates.

The following are preliminary estimates for our quarter and year ended December 31, 2016:

During the three months ended December 31, 2016, we had 902 new home deliveries and an average sales price of homes delivered of approximately $524,600, as compared to 809 new home deliveries and an average sales price of homes delivered of approximately $490,900 during the three months ended December 31, 2015. Our backlog conversion rate during the three months ended December 31, 2016 was 84%, which increased from 78% during the three months ended December 31, 2015. During year ended December 31, 2016, we had 2,781 new home deliveries and an average sales price of homes delivered of approximately $504,200, as compared to 2,314 new home deliveries and an average sales price of homes delivered of $466,300 during the year ended December 31, 2015.

Home sales revenue increased 19.1% to approximately $473.2 million for the three months ended December 31, 2016, from $397.2 million for the three months ended December 31, 2015. Home sales revenue increased 30.0% to approximately $1,402.2 million for the year ended December 31, 2016, from $1,078.9 million for the year ended December 31, 2015.

During the three months ended December 31, 2016, we had 564 net new home orders with an associated value of approximately $284.1 million, as compared to 516 net new home orders with an associated value of $243.8 million during the three months ended December 31, 2015, representing a 9% increase in units and a 16.5% increase in value. During the year ended December 31, 2016, we had 2,775 net new home orders with an associated value of approximately $1.4 billion as compared to 2,575 net new home orders with an associated value of $1.2 billion during the year ended December 31, 2015, representing a 8% increase in units and a 17% increase in value. We had 79 and 75 average selling communities during the three months and year ended December 31, 2016, respectively, compared to 74 and 68 average selling communities during the three months and year ended December 31, 2015, respectively.

As of December 31, 2016, we were selling homes in 81 communities and had a consolidated backlog of 733 sold but unclosed homes, with an associated sales value of $410.7 million.

Concurrent Tender Offer and Consent Solicitation

Concurrently with this offering, we intend to commence a tender offer (the “Tender Offer”) to purchase for cash any and all of our 8.5% senior notes due 2020 (the “2020 notes”), of which $425.0 million aggregate principal amount is outstanding as of September 30, 2016, and solicit consents (the “Consent Solicitation”) from holders of the 2020 notes to amend the indenture governing the 2020 notes to eliminate substantially all of the restrictive covenants and certain events of default and reduce the minimum notice period required for optional redemptions of the 2020 notes to two business days (collectively, the “Proposed Amendments”). The Tender Offer and Consent Solicitation will be made only upon the terms and conditions set forth in an offer to purchase and related letter of transmittal related to the Tender Offer and Consent Solicitation, as such terms and conditions may be amended.

We intend to use the net proceeds from this offering, along with cash on hand, to purchase our outstanding 2020 notes pursuant to the Tender Offer. The successful completion of this offering will be an express condition to our obligation to purchase, and to pay for, the 2020 notes tendered pursuant to the Tender Offer and the consents to the Proposed Amendments, but the completion of the Tender Offer and the Consent Solicitation is not a condition to the sale of the notes offered pursuant to this offering memorandum. If the Tender Offer is terminated for any reason (other than the termination of this offering), or if any net proceeds remain after application of the net proceeds as described above, we intend to use the net proceeds of this offering for the retirement of any outstanding 2020 notes and we intend to use any remaining proceeds for general corporate purposes, which may include debt repurchases including pursuant to another tender offer, redemptions or open market purchases of the same or different series of notes.

This offering memorandum does not constitute an offer to purchase or a solicitation of an offer to sell any of the 2020 notes. Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC will act as dealer managers in connection with the Tender Offer and Consent Solicitation.

Amendment to Credit Facility

In connection with this offering and the Tender Offer and Consent Solicitation, we intend to enter into an amendment to our Revolving Credit Facility. The amendment would modify the definition of Tangible Net Worth for purposes of calculating the Leverage Ratio covenant under our Revolving Credit Facility. The amendment would result in excluding any reduction in Tangible Net Worth that occurs as a result of the costs related to payment of any call premium or any other costs associated with the Tender Offer and Consent Solicitation and the redemption of outstanding 2020 notes. The amendment to the Revolving Credit Facility is not a condition to the sale of the notes offered pursuant to this offering memorandum.

General Corporate Information and History

Our principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and our telephone number is (949) 833-3600. Our website address is www.lyonhomes.com. Information contained on our website is not a part of this offering memorandum and the inclusion of the website address in this offering memorandum is an inactive textual reference only.

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth certain of our historical financial and other data which includes the results of Polygon Northwest from the acquisition date of August 12, 2014, as our Washington and Oregon reporting segments. The summary historical consolidated statement of operations data, other financial data and operating data for the years ended December 31, 2015 and 2014, and the balance sheet data as of December 31, 2015 and 2014, have been derived from our audited consolidated financial statements and the related notes incorporated by reference in this offering memorandum. The summary historical consolidated statement of operations data, other financial data and operating data for the nine months ended September 30, 2016 and 2015, and balance sheet data as of September 30, 2016, have been derived from our unaudited financial statements and the related notes incorporated by reference in this offering memorandum. The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

The following information is a summary only and should be read together with our consolidated financial statements and the related notes incorporated herein by reference. See “Where You Can Find More Information.”

	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands)	2016	2015	2015	2014
Statement of Operations Data Revenues
Home sales	$928,982	$681,776	$1,078,928	$857,025
Construction services	3,810	19,304	25,124	37,728

Total revenues	932,792	701,070	1,104,052	894,753
Operating income	55,787	44,257	80,247	75,473
Income before provision for income taxes	62,400	48,913	87,067	78,323
Provision for income taxes	(20,859)	(15,780)	(26,806)	(23,797)
Net income	41,541	33,133	60,261	54,526
Net income available to common stockholders	$36,644	$31,041	$57,336	$44,625
Other Financial Data:
Adjusted homebuilding gross margin(1)	$218,525	$171,300	$267,268	$215,983
Adjusted homebuilding gross margin percentage(1)	23.5%	25.1%	24.8%	25.2%
Adjusted EBITDA(2)	$124,895	$96,692	$158,546	$122,696
Adjusted EBITDA margin percentage(3)	13.4%	13.8%	14.3%	13.7%
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	2,211	2,059	2,575	1,677
Number of homes closed	1,879	1,505	2,314	1,753
Average sales price of homes closed	$494,400	$453,000	$466,300	$488,900
Cancellation rate	15%	19%	20%	18%
Average number of sales locations	73	65	68	44
Backlog at end of period, number of homes(4)	1,071	1,032	739	478
Backlog at end of period, aggregate sales value(4)	$591,038	$537,125	$391,770	$260,127

	September 30, 2016			December 31,
	Actual	Pro Forma(5)	Pro Forma as Adjusted(6)	2015	2014
Balance Sheet Data:
Cash and cash equivalents	$40,710	$40,710	$39,784	$50,203	$52,771
Real estate inventories owned	1,856,034	1,856,034	1,856,034	1,675,106	1,404,639
Total assets	2,083,930	2,083,930	2,083,004	1,923,450	1,659,724
Total debt	1,185,684	1,080,651	1,107,834	1,105,776	925,398
Total William Lyon Homes stockholders’ equity	671,670	671,670	657,755	632,095	569,915
Ratio of debt to total capital	61.6%	59.4%	60.4%	62.2%	60.8%
Ratio of net debt to total net capital(7)	60.8%	58.4%	59.6%	61.1%	59.4%

(1)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and allows investors to make better comparisons with our competitors. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014
(dollars in thousands)
Home sales revenue	$928,982	$681,766	$1,078,928	$857,025
Cost of home sales	769,705	554,657	878,995	677,531

Homebuilding gross margin	159,277	127,109	199,933	179,494
Add: Interest in cost of sales	39,310	23,750	38,416	26,510
Add: Purchase accounting adjustments	19,938	20,441	28,919	9,979

Adjusted homebuilding gross margin	$218,525	$171,300	$267,268	$215,983

Adjusted homebuilding gross margin percentage	23.5%	25.1%	24.8%	25.2%

(2)	Adjusted EBITDA is a financial measure that is not prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) attributable to common stockholders plus (i) provision (benefit) for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) loss on sale of fixed asset, (vi) depreciation and amortization, (vii) transaction expenses, (viii) non-cash purchase accounting adjustments, (ix) cash distributions of income from unconsolidated joint ventures and (x) equity in income of unconsolidated joint ventures. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to our investors regarding our financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income attributable to common stockholders to adjusted EBITDA is provided in the following table:

	Nine Months Ended September 30,		Year Ended December 31,
	2016	2015	2015	2014
Net income attributable to common stockholders	$36,644	$31,041	$57,336	$44,625
Provision for income taxes	20,859	15,780	26,806	23,797
Interest expense
Interest incurred	62,112	55,915	76,222	65,559
Interest capitalized	(62,112)	(55,915)	(76,222)	(65,559)
Amortization of interest included in cost of sales	41,742	23,750	38,416	26,510
Stock based compensation	4,087	4,828	6,570	6,114
Depreciation and amortization	1,508	1,936	2,663	6,041
Transaction expenses	—	—	—	5,832
Non-cash purchase accounting adjustments	22,969	20,441	28,919	9,979
Cash distributions of income from unconsolidated joint ventures	896	697	1,075	353
Equity in income of unconsolidated joint ventures	(3,810)	(1,781)	(3,239)	(555)

Adjusted EBITDA	$124,895	$96,692	$158,546	$122,696

(3)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (3) above, divided by total revenues during the period.
(4)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. We cannot assure you that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of September 30, 2016, December 31, 2015 and December 31, 2014, 928, 635 and 454, respectively, represent homes completed or under construction.
(5)	Gives effect to (i) our repayment from proceeds related to home closings of an aggregate of $105.3 million in principal outstanding on our consolidated debt during the three months ended December 31, 2016 and (ii) the amortization of an aggregate of $0.3 million in deferred loan costs and premiums related to our senior notes during the three months ended December 31, 2016, in each case as described in “Summary—Recent Developments—Repayment of Debt,” but does not reflect any corresponding impact of such home closings or repayments on Cash and cash equivalents, Total assets or Total William Lyon Homes’ stockholders’ equity.
(6)	Gives effect to the transactions described in footnote (5) above and the sale by us of $450.0 million in aggregate principal amount of notes in this offering and the retirement of all the outstanding 2020 notes as described in “Use of Proceeds.” Total William Lyon Homes stockholders’ equity includes the loss from extinguishment of debt approximately $21.2 million, tax effected at a rate of 34.5%, for a net loss of approximately $13.9 million. Actual amounts, if any, of our 2020 notes purchased in the Tender Offer will depend upon the results of the Tender Offer, and may be materially different. See ‘‘Summary—Concurrent Tender Offer and Consent Solicitation’’ and ‘‘Risk Factors—The Tender Offer may not be completed as contemplated and as a result we may use all or a portion of the net proceeds of this Offering for other purposes.’’
(7)	The ratio of net debt to total net capital is a non-GAAP financial measure, which is calculated by dividing notes payable and outstanding notes, net of cash and cash equivalents and restricted cash, by net book capital (notes payable and our outstanding notes, net of cash and cash equivalents and restricted cash, plus total equity). We believe this calculation is a relevant and useful financial measure to investors in understanding the leverage employed in its operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. A reconciliation of the ratio of net debt to total net capital to the ratio of debt to total capital is provided in the following table:

	September 30, 2016			December 31,
	Actual	Pro Forma	Pro Forma as Adjusted	2015	2014
Notes payable and outstanding senior notes	$1,185,684	$1,080,651	$1,107,834	$1,105,776	$925,398
Total equity	739,313	739,313	725,398	671,469	597,146

Total capital	$1,924,997	1,819,964	$1,833,232	$1,777,245	$1,522,544
Ratio of debt to total capital	61.6%	59.4%	60.4%	62.2%	60.8%
Notes payable and outstanding notes	$1,185,684	$1,080,651	$1,107,834	$1,105,776	$925,398
Less: Cash and cash equivalents and restricted cash	(40,710)	(40,710)	(39,784)	(50,707)	(53,275)

Net debt	1,144,974	1,039,941	1,068,050	1,055,069	872,123
Total equity	739,313	739,313	725,398	671,469	597,146

Total net capital	$1,884,287	$1,779,254	$1,793,448	$1,726,538	$1,469,269
Ratio of net debt to total net capital	60.8%	58.4%	59.6%	61.1%	59.4%